PLEDGE AGREEMENT

This Pledge Agreement (“Agreement”) is made as of January 31, 2017 (the “Effective Date”) by and between WestMountain Gold, Inc., a Colorado corporation whose address is 120 E. Lake Street, Suite 401, Sandpoint, ID 83864 (herein called “WMTN”), Terra Gold Corporation, an Alaska corporation whose address is also 120 E. Lake Street, Suite 401, Sandpoint, ID 83864 (herein called “TGC”) (WMTN and TGC shall be collectively referred to herein as the “Companies”), and BOCO Investments, LLC, a Colorado limited liability company whose address is 262 E. Mountain Ave., Fort Collins, CO 80524 (herein called “BOCO”).

RECITALS

A.        WMTN is an exploration stage mining company and TGC is WMTN’s wholly owned subsidiary.

B.        TGC holds a Miscellaneous Land Use Permit (a “MLUP”) under Application for Permits to Mine in Alaska #3001 (“APMA”) approved by The Alaska Department of Natural Resources (the “ADNR,” which term is defined to include any and all entities, arms, or departments of the State of Alaska with jurisdiction, authority or control over the MLUP, APMA or the Companies).

C.        Via letter dated December 13, 2016, the ADNR has required TGC to furnish an acceptable security in the amount of $1,224,140.00 in accordance with 11 AAC 96.060 (the “Performance Guaranty”) in order to maintain TGC’s MLUP under APMA #3001.

D.        If TGC does not furnish the Performance Guaranty, the ADNR will revoke the MLUP, thereby eliminating the Companies’ ability to operate and causing substantial harm and diminution of value to the Companies.

E.        Neither TGC, nor its parent WMTN has the resources necessary to provide the Performance Guaranty.

F.        The Companies have requested that BOCO fund, post, or otherwise provide the Performance Guaranty.  BOCO has agreed to do so on the terms and conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, BOCO and the Companies, intending to be legally bound, hereby agree as follows:

1.         BOCO Pledge of Performance Guaranty.

1.1      BOCO Pledge.  BOCO shall provide the Performance Guaranty on behalf of TGC for the benefit of the ADNR in the form of a certificate of deposit in the amount of One Million Two Hundred Twenty Four Thousand One Hundred and Forty Dollars ($1,224,140.00) (the “ADNR CD”).  The ADNR CD shall be pledged to the ADNR as required by the ADNR (the “ADNR Pledge”).  The date upon which the ADNR Pledge becomes effective and binding shall be referred to herein as the “Posting Date.”

1.2      Interest and Guaranteed Amount.  BOCO shall be entitled to all interest accruing on the ADNR CD to the extent the ADNR does not take payment of the same or require the same to be pledged as part of the Performance Guaranty or ADNR Pledge.  The sum total of the face value of the ADNR CD ($1,224,140.00), plus any interest not paid and disbursed to BOCO during the time period the Performance Guaranty or ADNR Pledge is in place, shall be referred to herein as the “Guaranteed Amount.”

1.3      Pledge at Risk.  BOCO and the Companies recognize and acknowledge that by pledging the Performance Guaranty to the ADNR as set forth herein, BOCO is placing the full Guaranteed Amount at risk as the ADNR may take action against the same in the event that the Companies do not comply with their obligations under the MLUP, APMA and/or other controlling laws, regulations or rules (including, without limitation, the Alaska Land Act, AS 38.05, and attendant regulations at 11 AAC 96).

1.4      Guaranty Term.  The “Guaranty Term” shall refer to the period of time that the ADNR has any interest in the ADNR CD (and any proceeds, replacements, or income from the same), whether via the ADNR Pledge or otherwise.

1.5      BOCO Withdrawal.  BOCO has the absolute right to withdraw or terminate the ADNR CD and ADNR Pledge at any time if: (1) the ADNR agrees to such withdrawal or termination; and, (2) such withdrawal or termination does not result in the forfeiture or revocation of the MLUP, APMA, or any permit, license or other right necessary or desirable to permit the Companies to realize upon any mineral rights in which they have, or may at any time acquire, an interest.  However, notwithstanding any other language in this Agreement to the contrary, BOCO may elect to withdraw or terminate the ADNR CD and ADNR Pledge at any time on or after that date falling two years and one week after the Posting Date without incurring any liability to the Companies or any other person or entity, and regardless of whether such withdrawal or termination has a detrimental effect upon the MLUP, APMA, or any permit, license or other right necessary or desirable to permit the Companies to realize upon any mineral rights in which they have, or may at any time acquire, an interest.

2.         Obligations of the Companies.

2.1      Guaranty Fee.  On the Posting Date, and on each anniversary of the Posting Date thereafter during the Guaranty Term, the Companies shall cause BOCO to be paid a “Guaranty Fee” in the amount of ten percent (10%) of the maximum Guaranteed Amount during the prior one-year period (excepting only the Guaranty Fee due on the Posting Date, which amount shall be calculated on the basis of the face value of the ADNR CD as set forth above).  In the event that the Guaranty Term ends prior to any given one-year anniversary of the Posting Date (calculated on the basis of a 360-day year), the Companies shall be entitled to a pro-rata credit for the portion of such year falling outside the Guaranty Term (calculated on the basis of a 360-day year).  By way of example, assume that: 1) the Posting Date is February 1, 2017; 2) the Companies paid a Guaranty Fee of $122,414 to BOCO on February 1, 2018 (the first anniversary of the Posting Date); and, 3) The Guaranty Term ends on July 31, 2018 (180 days, or exactly half a year after the Guaranty Fee was paid).  In that case, the Companies would be entitled to a credit of $61,207.

2.2     Deed of Trust.  The Companies shall execute a Deed of Trust, Security Agreement, Assignment of Product, Rents and Leasehold Interests, Financing Statement and Fixture Filing (the “DOT”) in substantially the same form attached hereto as Exhibit A.  The Companies shall cooperate and take all actions requested by BOCO, at Companies’ sole expense, to perfect, preserve and maintain the security interests and other rights granted by Companies in the DOT.  Specifically, and without limitation, the Companies shall: (a) cause their counsel to ensure, and opine for the benefit of the Companies and BOCO, that the final form of the DOT, when filed or recorded, is sufficient to grant BOCO an enforceable perfected security interest in all property and assets of the Companies and that the DOT is sufficient to secure not just the obligations of the Companies under this Agreement, but all financial obligations owed now or incurred or coming due at any time in the future by the Companies, or either of them, to BOCO; (b) cause a title company or other appropriate entity to agree to serve as the “Trustee” as that term is used in the DOT; (c) cause their counsel to make such filings and take such actions, for the benefit of both BOCO and the Companies, as may be necessary and appropriate to protect and perfect the rights of BOCO under the DOT and herein; and, (d) cause their counsel to confirm in writing (to the address set forth in the notice section hereof), as soon as possible but in no event later than five (5) 5 calendar days after the Effective Date hereof, that all of Company’s obligations under this Section 2.2 of this Agreement have been completed in full.

2.3      Limited Guaranty Term.  On or before the second anniversary of the Posting Date, the Companies shall cause the ADNR CD and the ADNR Pledge (and all proceeds of the same) to be released and returned to BOCO and, if necessary, shall arrange for replacement security as may be requested or required by the ADNR.  The Companies shall comply with their obligations under this Section 2.3 in a fashion that will not jeopardize, or cause the revocation of, the MLUP, APMA, or any permit, license or other right necessary or desirable to permit the Companies to realize upon any mineral rights in which they have, or may at any time acquire, an interest.

2.4      Protection against Draw on ADNR CD.  The Companies shall take all action as may be requested or required by the ADNR, MLUP, APMA, applicable laws, rules, regulations, or otherwise to prevent the ADNR from drawing on or realizing against the ADNR CD and/or the ADNR Pledge.  In the event the ADNR does draw on or realize against the ADNR CD and/or the ADNR Pledge, the Companies shall: (1) immediately pay to BOCO the full amount deducted or realized by the ADNR; and, (2) immediately cause the release of any remaining portion of the ADNR CD and/or the ADNR Pledge as set forth in Section 2.3 hereof (regardless of whether the event triggering the Companies’ obligations under this Section 2.4 occurs prior to the second anniversary of the Posting Date).  If the Guaranty Term terminates prior to the second anniversary of the Posting Date due to the actions required of the Companies under this Section 2.4, any excess Guaranty Fee due as a credit under Section 2.1 above shall be credited against the Companies’ repayment obligation to BOCO under this Section 2.4.

3.         No Modification of BOCO Rights.  BOCO has previously extended loans or credit facilities to one or both of the Companies as set forth in the BOCO Notes and the Loan Documents (as those terms are defined in Exhibit B hereto).  Except as expressly set forth herein, in the DOT, or in the ADNR Pledge, this Agreement shall not waive, amend, modify, or otherwise affect any right or obligation of BOCO under the Loan Documents or the BOCO Notes.  In light of the obligations of the Companies’ counsel under Section 2.2 above, BOCO and the Companies expressly state and agree that nothing in the DOT may in any fashion restrict BOCO’s rights under the BOCO Notes or the Loan Documents.  The DOT may only augment those rights by providing additional rights and remedies for the breach of the same.  The Loan Documents and the BOCO Notes remain in full force and effect and are expressly reaffirmed by the Companies herein.

4.         BOCO Security.  The Companies obligations under this Agreement, the Loan Documents and the BOCO Notes, together with any and all financial obligations of the Companies, or either of them, to BOCO incurred after the date hereof, are secured by: 1) the DOT (as finalized and recorded and together with any other related documents or filings necessary for compliance with Section 2.2 above); 2) that certain Security Agreement by and between the Company and BOCO dated June 27th, 2013 (“Security Agreement”); 3) that Security and Inter-Creditor Agreement having an effective date of May 15, 2015; and, 4) to the extent set forth therein, any other security agreement previously entered into between BOCO and either of the Companies and pertaining to any one or more of the BOCO Notes.  Specifically, and without limiting the generality of the foregoing, the term “Transaction Agreements” as defined in the Security Agreement is amended to include this Agreement, all of the BOCO Notes and Loan Documents.  The Parties recognize that this amendment has the effect of including all obligations of any kind or nature arising out of or in connection with any of the foregoing documents within the term “Obligations” as such term is defined in the Security Agreement.

5.         Value to the Companies.  The Companies recognize and agree that the transactions contemplated herein (including further BOCO advances on existing lines of credit in connection with and contemporaneous to the transaction contemplated herein) represent a fair exchange of value between the Companies and BOCO.  Specifically, the overwhelming majority of the Companies’ value and prospects for future success are dependent upon the Companies’ ability to find, extract and monetize the minerals located in the mining claims that are covered by and subject to the MLUP and APMA.  If the ADNR were to revoke the MLUP and APMA—which the ADNR has indicated will occur if the Performance Guaranty is not provided—the loss to the Companies would be extremely significant.  Given the Companies’ limited financial resources, they would not be able to post the Performance Guaranty and avoid the revocation of the MLUP and APMA without BOCO’s assistance.  In this fashion, the value provided by BOCO to the Companies as set forth herein is not limited to the Guaranteed Amount.  Rather, the value provided to the Companies includes the Guaranteed Amount as well as the much larger additional value resulting from the Companies’ continued ability to find, extract and monetize the minerals in the mining claims subject to the MLUP and APMA.

6.         Interest Savings Clause.  Notwithstanding any other provision of the BOCO Notes, this Agreement, or any other document executed in conjunction with or relating to the same, interest and the Guaranty Fee payable to BOCO shall not exceed the maximum rate permitted by law; and if any amount is paid as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a payment on account of the principal amount of the BOCO Notes or the Companies’ payment obligations under this Agreement (with the specific allocation of such amounts to be decided in BOCO’s sole and absolute discretion).

7.         Additional Covenants.  Until all sums due from the Companies to BOCO (whether now existing, accruing under this Agreement, or advanced in the future) are paid in full, the Companies agree and covenant as follows:

7.1     With the exception of periodic gold and silver sales from production at prevailing market rates, the Companies shall not undertake any disposition of material assets without BOCO’s prior written consent, which may be withheld in BOCO’s sole and absolute discretion;

7.2      The Companies shall provide BOCO with such information and documentation as BOCO may request with respect to the Companies’ expenditures, operations, agreements, and liabilities within three business days following BOCO’s request for the same;

7.3      So long as the Companies shall have any obligation under this Agreement or the Loan Documents, the Companies shall not, without BOCO’s written consent which may be withheld in BOCO’s sole and absolute discretion, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection and except assumptions, guarantees, endorsement and contingencies in existence or committed on the date hereof and which the Companies have informed BOCO in writing prior to the date hereof.

7.4      In the event there is a breach of this Agreement, the Loan Documents, the DOT, or any other obligation or agreement involving BOCO and the Companies (or either of them), the Companies shall provide BOCO written notice of any such breach within three business days after the occurrence of the same.

8.        Waiver of Claims.  As part of the consideration for the obligations of BOCO as set forth herein, and effective upon BOCO’s execution of the ADNR Pledge, the Companies forever waive, release and discharge any and all claims, causes of action, actions, damages, losses, injuries, liabilities, complaints, potential claims, and demands, of whatsoever kind and nature, arising from or relating in any way to the transactions contemplated and/or evidenced by this Agreement, the DOT, the Loan Documents, or the BOCO Notes (the “Released Claims”).  By their acceptance of this Agreement and the benefits deriving from the same, the Companies’ represent and warrant that they has conducted such investigation concerning the transactions contemplated and/or evidenced by this Agreement, the DOT, the Loan Documents, or the BOCO Notes as is necessary to identify any claims accruing as a result of the completion of the same, making the waiver and release set forth in this Section 8 a knowing and voluntary waiver and release of known and accrued claims.

9.        Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

9.1      The Companies fail to perform any obligation under this Agreement or the DOT.

9.2      The Companies, or either of them, fail to pay timely any amount due under the Loan Documents on the date the same becomes due and payable.

9.3     The Companies breach any obligation, covenant or other representation, warranty, term or condition contained in this Agreement, the DOT, or any other note or agreement, of any kind or nature, to which BOCO and the Companies, or either of them, are both parties.

9.4     Any representation or warranty of the Companies, or either of them, made herein, or in the Security Agreement or any other agreement, statement, certificate, or communication given to BOCO be false or misleading in any material respect when made or become false or misleading in any material respect after the date of this Agreement.

9.5      The Companies, or either of them, shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness for money borrowed to be paid by the Companies, or either of them, and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any bond, debenture, note or other evidence of indebtedness for borrowed money.

9.6      A final judgment or order for the payment of money in excess of  $50,000 shall be rendered against the Companies, or either of them, and the same shall remain undischarged for a period of ten (10) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against the Collateral (as defined herein or in the DOT) and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within ten (10) days after issue or levy.

9.7      Any cessation of operations by the Companies, or either of them.

9.8      Either of the Companies’ failure to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct their business (whether now or in the future).

9.9      The sale, conveyance, or disposition of all or substantially all of the assets of the Companies, or either of them, the effectuation by the Companies, or either of them, of a transaction or series of related transactions in which more than 50% of the voting power of the respective Company is disposed of, or the consolidation, merger or other business combination of the Companies with or into any other Person (as defined below) or Persons when, the Companies are not the survivor.  "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

9.10    BOCO in good faith believes itself insecure.

10.       Cross Default.  Any Event of Default hereunder shall also constitute a default under, and breach of, any and all other agreements and obligations to which the Companies, or either of them, and BOCO are parties (including, without limitations, the Remaining Notes) so as to trigger BOCO’s rights in the event of default under any and all such agreements.

11.      Rights in the Event of Default.  Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding obligations payable by Companies hereunder, including the obligations of Section 2.3 and 2.4 hereof, shall automatically become immediately due, payable, and requiring of performance.  In addition to and not in lieu of the foregoing remedies, upon the occurrence or existence of any Event of Default, BOCO may exercise all other rights, powers or remedies granted to it under this Agreement, the DOT, the Loan Documents, or otherwise permitted to it by agreement or by operation of law (including but not limited to foreclosure of the security interest granted in the Security Agreement), either by suit in equity or by action at law, or both, all such remedies being cumulative.

12.       Waiver of Presentment, Demand and Default.  Companies unconditionally waive notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Agreement or the Loan Documents.

13.      BOCO Non-Waiver.  No failure by BOCO to exercise, or delay by BOCO in exercising, any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or of any other right or remedy.  BOCO may not waive any of its rights under this Agreement except by an instrument in writing signed by it.

14.      JURY WAIVER.  COMPANIES HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT (INCLUDING, WITHOUT LIMITATION, THE DOT, THE BOCO NOTES AND THE LOAN DOCUMENTS) OR ANY RELATIONSHIP BETWEEN BOCO AND THE COMPANIES. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BENEFITS PROVIDED BY BOCO HEREIN.

15.       Further Assurances.  In addition to the obligations recited herein and contemplated to be performed, executed, and/or delivered by Companies, the Companies agree to perform, execute, and/or deliver or cause to be performed, executed, and/or delivered any and all such further acts, instruments, deeds, and assurances as may be reasonably required by BOCO to consummate all transactions contemplated hereby.

16.       Notices.  All notices, communications and deliveries required or permitted under this Agreement: (a) shall be made in writing signed by the party making the same to the other party or parties at its/their address as specified below; (b) shall specify the Section of this Agreement pursuant to which given; (c) shall be deemed to be given if delivered in person on the date delivered, if sent by telecopy on the date of confirmation of transmission, or if mailed or sent by an overnight mail or courier service (with postage and other fees prepaid) on the date mailed or sent; and (d) shall be deemed received if delivered in person on the date of personal delivery, if telecopied on the date of confirmation of transmission, and if mailed or sent overnight, on the next business day after mailing.  The addresses of the parties are as follows:

If to Companies:

WESTMOUNTAIN GOLD, INC.

120 East Lake Street, Suite 401

Sandpoint, ID  83864

Attention:  Greg Schifrin, President

Fax No.: 208-906-8621

If to BOCO:

BOCO INVESTMENTS LLC

262 E Mountain Avenue

Fort Collins, CO  80524

Attention:  Patrick Kanouff

Fax No.: 360-695-5402

Any notice to TGC is effective if sent to WMTN, as TGC’s parent company, at the address above.

17.       Attorney’s Fees and Costs.  Each party hereto agrees that in the event that any dispute, claim, proceeding or action arises out of or in connection with this Agreement, the DOT, the BOCO Notes, or the Loan Documents or the terms of any of them, the prevailing party to any such dispute, claim, proceeding or action shall be awarded reasonable attorney fees and all costs incurred in connection therewith from the non-prevailing party.  For the purposes of this Section 17, the term “prevailing party” shall include a party which receives substantially the same relief sought whether by judgment, summary judgment, dismissal, settlement or otherwise.

18.       Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto as to subject matter hereof.

19.       Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado, without giving effect to its conflict of law principles for the purpose of applying the laws of another jurisdiction. All Parties consent to and agree that exclusive jurisdiction and venue for all actions arising out of this Agreement shall be, at BOCO’s sole election, in either: (a) the district court in and for the City and County of Denver, Colorado; or, (b) a court of competent jurisdiction in the State of Alaska.  In the event of any conflict between this provision and the jurisdiction and venue provisions in any of the BOCO Notes or Loan Documents, this provision shall control.  It is expressly agreed that BOCO need not bring any claim relating to the Loan Documents as part of any claim to enforce the rights granted BOCO in the DOT.

20.       Modification and Waiver.  No modification or waiver of any provision of this Agreement shall be effective unless such modification or waiver shall be in writing and signed by the parties hereto.

 21.      Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of Companies and BOCO and their respective successors and assigns.

22.       Counterparts.  This Agreement may be executed in counterparts and by facsimile or other electronic means (e.g., by .pdf), any of which shall be deemed an original but all of which together shall constitute one and the same instrument.

23.       Survival.  All representations, warranties, covenants and agreements made by the Companies in connection herewith shall survive the execution and delivery of this Agreement and the withdrawal or termination of the ADNR Pledge

24.       Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

25.      Representation on Authority of Parties/Signatories. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement.  Each party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

26.       Use and Interpretation of “Company” and “Companies.”  Any reference to the Companies, a Company, or either of them, whether collectively or individually, shall be interpreted to refer to WMTN and TGC together, or either of WMTN or TGC, whichever interpretation is necessary to maximize and preserve the rights of BOCO hereunder and obligate the Companies to perform in connection with the same.  Any payment or other obligations of the Companies, or either of them, hereunder shall be joint and several obligations of both WMTN or TGC (though WMTN and TGC are free to seek reimbursement from one another for payments made in accordance with the terms of this Agreement to the extent they believe the non-paying Company was primarily responsible for the same).  Reference to Companies in lieu of a particular Company or each respective Company, or vis-a-versa, is not intended to, nor shall it be interpreted as, in any way limiting or affecting the rights of BOCO hereunder or under any related document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned parties, by their duly authorized representatives, have executed this Loan and Note Modification Agreement as of the Effective Date written above.

BOCO INVESTMENTS, LLC By: Bohemian Asset Management, Inc. Its: Managing Member /s/Joseph C. Zimlich Address: By: Joseph C. Zimlich 262 E. Mountain Ave. Its: President Fort Collins, CO 80524

WESTMOUNTAIN GOLD, INC.

/s/Gregory Schifrin

Address:

By:  Gregory Schifrin

120 E. Lake Street, Suite 401

Its:  President & CEO

Sandpoint, ID  83864

TERRA GOLD CORP.

/s/Gregory Schifrin

Address:

By:  Gregory Schifrin

120 E. Lake Street, Suite 401

Its:  President

Sandpoint, ID  83864

Exhibit A to Pledge Agreement

Form of DOT

[See attached]

Exhibit B to Pledge Agreement

Definition of BOCO Notes and Loan Documents

BOCO and WMTN entered into several Loan Agreements, Security Agreements and related Promissory Notes in 2012, 2013, 2014, 2015 and 2016 as follows:

a.  Amended and Restated Revolving Credit Loan and Security Agreement and Amended and Restated Secured Convertible Promissory Note dated September 17, 2012, as amended, pursuant to which Borrower executed and delivered to Lender a Promissory Note in the principal amount of $1,852,115 (collectively, the “September 2012 Note”), which Note, as amended, is due in full on November 15, 2017;

b.  Loan Agreement, Promissory Note, Security Agreement and Warrant for the Purchase of Common Stock of WestMountain Gold Inc. dated May 7, 2013, pursuant to which Borrower executed and delivered to Lender a Promissory Note in the principal amount of $500,000 (collectively, the “May 2013 Note”), which Note, as amended, is due in full on December 15, 2018;

c.  Loan Agreement, Promissory Note and Security Agreement dated June 27, 2013, pursuant to which Borrower executed and delivered to Lender a Promissory Note in the principal amount of $500,000 (collectively, the “June 2013 Note”), which Note, as amended, is due in full on December 15, 2018;

d.   Secured Promissory Note dated February 14, 2014 in the principal amount of $1,000,000, executed by Borrower and delivered to Lender (the “February 2014 Note”), which Note, as amended, was due in full on November 15, 2016;

e.   Promissory Note dated May 1, 2015 in the principal amount of $100,000 executed by Borrower and delivered to Lender (the “May 2015 Note”), which Note, as amended, is due in full on December 15, 2018;

f.    Secured Promissory Note dated June 26, 2015 having a face value of $150,000 and a currently outstanding principal balance of $109,346.31 executed by Borrower and delivered to Lender (the “June 2015 Note”), which Note, as amended, is due in full on December 15, 2018;

g.   Secured Promissory Note dated March 22, 2016 in the principal amount of $125,000 executed by Borrower and delivered to Lender (the “March 2016 Note”), which Note, as amended, is due in full on December 15, 2018;

h.   Secured Promissory Note dated April 12, 2016 in amount not to exceed $1,000,000 and having a currently outstanding principal balance of $865,000 executed by Borrower and delivered to Lender (the “April 2016 Note”), which Note, as amended, is due in full on October 31, 2018.

i.    Secured Promissory Note dated November 18, 2016 in the principal amount of $172,500 executed by Borrower and delivered to Lender (the “November 2016 Note”), which note is due in full on November, 17, 2017.

The notes identified in this Exhibit B shall collectively be referred to as the “BOCO Notes.”  The term “Loan Documents” shall include, without limitation, each of the BOCO Notes and all documents relating to, entered into in connection with, or otherwise affecting any of the BOCO Notes (including, without limitation, the security therefore or the rights and obligations of BOCO and the Companies thereunder), regardless of whether such documents are specifically mentioned herein.